Exhibit 99.1

BioDelivery Sciences Int., Inc.	L. G. ZANGANI, LLC
NASDAQ: BDSI	Nine Main Street, Flemington, NJ 08822
(908) 788-9660 Fax: (908) 788-4024
E-mail: office@zangani.com
Web site: http://www.zangani.com

For Release:	IMMEDIATELY

Contact:	Mark Sirgo, Pharm.D.	Leonardo Zangani
	President and Chief Operating Officer	L.G. Zangani, LLC
	(919) 653-5160	(908) 788-9660

NEWS RELEASE

BDSI Secures $2.5 Million Financing With Laurus Master Fund

Newark, New Jersey/Morrisville, North Carolina, February 23, 2005 – BioDelivery Sciences International, Inc. (NASDAQ: BDSI, BDSIW) announced today that on February 22nd it closed a $2.5 million secured convertible debt financing from Laurus Master Fund, Ltd. (“Laurus Funds”). Net proceeds from the financing will be used primarily to retire BDSI’s existing secured equipment loan with Gold Bank (on which approximately $300,000 is presently owed), to support BDSI’s research, development and commercialization opportunities and for general working capital purposes. Investment banking firm Ferris, Baker Watts advised BDSI on this transaction.

The investment, which takes the form of a convertible note secured by substantially all of BDSI’s assets, has a 3-year term and bears at an interest rate equal to prime plus 2% per annum. The note is convertible, under certain conditions, into shares of BDSI common stock at a price equal to $3.10 per share. In connection with the financing, BDSI also issued Laurus Funds a common stock purchase warrant to purchase up to 350,000 shares of BDSI common stock at a price equal to $3.88 per share. BDSI has agreed to register the shares of common stock underlying the note and the warrant with the SEC. BDSI will file a Form 8-K Report with the SEC, which will include copies of the Laurus agreements.

Dr. Mark A. Sirgo, President and COO of BDSI, stated “Achieving a financing in the first quarter of 2005 was a critical goal for BDSI, and we are very pleased to have achieved this goal. This financing will help us to advance our product portfolio on schedule during 2005, including an anticipated filing of an NDA for our EmezineTM product in April 2005 and the expected initiation of clinical trials on our BEMATM fentanyl product in the same month.”

BioDelivery Sciences International, Inc. is a specialty biopharmaceutical company that is exploiting its licensed and partner-owned patented drug delivery technologies to develop and commercialize clinically-significant new formulations of proven therapeutics, nutraceuticals and micronutrients. The company’s drug delivery technologies include: (i) the patented Bioral™ nanocochleate technology, designed for a potentially broad base of applications, and (ii) the patented BEMA™ (transmucosal or mouth) drug delivery technology being developed by the company’s Arius Pharmaceuticals subsidiary. Arius is developing products for the “acute” treatment opportunities such as pain, anxiety, nausea and vomiting, and infections. The company’s principal laboratory is located in Newark, New Jersey, and the company also has operational and administrative offices in Morrisville, North Carolina.

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statement may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.